Exhibit 99.1

News Announcement                                                                                                       For Immediate Release

NEXSTAR BROADCASTING TO ACQUIRE LEADING DIGITAL
PUBLISHING PLATFORM AND DIGITAL AGENCY
IN A STRATEGIC TRANSACTION

IRVING, Texas, March 13, 2014 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) (“Nexstar”) announced today that it has entered into a definitive agreement to acquire the assets of Internet Broadcasting Systems, Inc. (“IB”), a leading digital publishing platform and digital agency services provider for $20.0 million in a transaction that is expected to be accretive to 2014 results.  The acquisition will be funded through internal sources and is expected to close later this month.

A pioneer of innovative technology and services for the broadcast media industry, IB transforms how publishers engage and interact with their audiences through its suite of fully scalable digital solutions including award-winning websites, an innovative SaaS-based digital publishing platform, original and syndicated content, and one of the largest digital advertising agencies that provides full life-cycle advertising and sales operations solutions. IB’s clients include leading media companies such as Hearst Television and Post-Newsweek Stations, both of which have recently renewed their agreements with IB.

The planned acquisition of IB substantially broadens Nexstar’s digital media portfolio with technologies that are complementary to the Company’s and IB’s clients’ existing digital businesses and multi-screen strategies. IB will operate as a separate division in Nexstar’s digital media portfolio.

Tom O’Brien, Nexstar Broadcasting Group Executive Vice President/Digital Media and Chief Revenue Officer, commented, “IB’s leading digital publishing platform adds new IP and digital workflows to our digital platform offerings, allowing us to marry best-of-breed digital media practices from our current operations with those of IB to deliver more fully-integrated digital management solutions to IB’s clients and our markets to generate new revenue across multiple digital platforms.

“The IB acquisition also marks Nexstar’s entry into the profitable and fast-growing digital agency business. IB currently has a strong client roster and expertise in this business, and with Nexstar currently owning and operating more than 50 web properties, we will be in an ideal position to offer enhanced digital services to our customers as well as more innovative multi-platform marketing solutions for local and national advertisers on-air, online and on mobile devices.”

The purchase price represents a mid-5x multiple of pro-forma 2014 EBITDA. In the first year following the closing of the transaction, IB’s operations are expected to expand Nexstar’s digital business portfolio to over $45 million in annual revenues.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., added, “By adhering to our disciplined criteria, we are acquiring a profitable digital business at an attractive pro-forma EBITDA multiple. The purchase multiple is consistent with that of Nexstar’s recent station acquisitions and is below that of other recently announced industry transactions.

“Consistent with our long-term strategic objective to identify and execute accretive transactions that build our revenue, scale and operating base, Nexstar intends to continue to focus on digital investments that allow us to further expand the Company’s overall digital media business portfolio, capitalize on emerging market trends to maximize multi-platform audiences and revenue opportunities.”

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 74 television stations and 13 related digital multicast signals reaching 44 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Bounce TV and independent stations. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 108 television stations and related digital multicast signals reaching 56 markets or approximately 16.0% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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